EXHIBIT INDEX

(p)(3) Code of Ethics adopted under Rule 17j-1 by AXP Small Cap Growth Fund's subadvisor INVESCO Funds Group Inc.

(p)(4) Code of Ethics adopted under Rule 17j-1 by AXP Small Cap Growth Fund's subadvisor Neuberger Berman Management Inc.

(p)(5) Code of Ethics adopted under Rule 17j-1 by AXP Small Cap Growth Fund's subadvisor RS Investment Management, L.P.